Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 4, 2010, with respect to the consolidated financial statements and schedule of American Renal Holdings Inc. and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Summary Historical and Pro Forma Consolidated and Other Data,” “Unaudited Pro Forma Condensed Consolidated Financial and Other Data,” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Boston, Massachusetts

December 6, 2010